Exhibit 99.1

News Release

LCA-Vision Reports on Annual Meeting of Stockholders

CINCINNATI (May 18, 2010) –LCA-Vision Inc. (NASDAQ: LCAV), a leading provider of laser vision correction services under the LasikPlus® brand, announces that its stockholders have elected all five Board nominees to the Company’s Board of Directors, each for a one-year term.  The directors are:

•	William F. Bahl, Co-Founder and President of Bahl & Gaynor Investment Counsel
•	John H. Gutfreund, President of Gutfreund & Co. Inc.
•	John C. Hassan, consultant with BSC Ventures
•	Edgar F. Heizer III, Chairman of Manus Health Systems, Inc.
•	E. Anthony Woods, non-executive Chairman of the Board of LCA-Vision, and Chairman and Chief Executive Officer of SupportSource, LLC

LCA-Vision stockholders also voted in favor of the appointment of Ernst & Young LLP as the Company's independent auditors for the fiscal year ending December 31, 2010.

Commenting on current business conditions, Mr. Woods stated that the Company’s Board is acutely aware of the prolonged downturn in consumer discretionary spending and its significant impact on the laser vision correction marketplace.  Sector-wide laser vision correction procedures were down approximately 45% in 2009 from 2007 levels.   Mr. Woods acknowledged LCA-Vision’s management team for its admirable job of instituting cost controls and managing cash flow and expects success in building revenues by enhancing the Company’s profile in the marketplace.

“This downturn has certainly taken its toll on all corporate providers in the sector,” stated Mr. Woods.  “While several sector analysts predict a gradual return of procedural volume, most feel it will lag behind increases in general consumer spending.   Our experience to date would lead us to agree that the sector will recover slowly.

“Our Board and management are continually seeking and evaluating a wide range of strategic opportunities that could facilitate growth for LCA.  Naturally, we lean toward opportunities that build on what we know and do best—vision correction.  We do not, however, limit our assessments to this field.  Our diversification considerations include service and product options that not only complement our existing business, but would also heighten LCA's involvement in the eye care sector.  We believe that by expanding our horizons beyond our comfort level, we open the door to a multitude of revenue sources that are ‘outside the box.’ This strategy should help LCA manage more effectively in times of economic downturn and offer a stream of growth opportunities that will nourish LCA’s future livelihood,” he added.

Corporate Websites: http://www.lca-vision.com • http://www.lasikplus.com
Corporate Headquarters: 7840 Montgomery Road • Cincinnati OH 45236

Forward-Looking Statements
This news release contains forward-looking statements based on current expectations, forecasts and assumptions of LCA-Vision that are subject to risks and uncertainties. The forward-looking statements in this release are based on information available to us as of the date hereof. Actual results could differ materially from those stated or implied in our forward-looking statements due to risks and uncertainties associated with our business. In addition to the risk factors discussed in our Form 10-K and other filings with the Securities and Exchange Commission, there are a number of other risks and uncertainties associated with our business, including, without limitation, the successful execution of marketing strategies cost effectively to drive patients to our vision centers; the impact of low consumer confidence and discretionary spending; competition in the laser vision correction industry; our ability to attract new patients; the possibility of adverse outcomes or long-term side effects of laser vision correction and negative publicity regarding laser vision correction; our ability to operate profitable vision centers and retain qualified personnel during periods of lower procedure volumes; the continued availability of non-recourse third-party financing for our patients on terms similar to what we have paid historically; and the future value of revenues financed by us and our ability to collect on such financings, which will in turn depend on a number of factors, including the worsening consumer credit environment and our ability to manage credit risk related to consumer debt, bankruptcies and other credit trends.

Further, the FDA's advisory board on ophthalmic devices is currently reviewing concerns about post-LASIK quality of life matters, and the FDA has planned a major new study on LASIK outcomes and quality of life that is expected to end in 2012. The FDA or another agency could take legal or regulatory action against us or others in the laser vision correction industry. The outcome of this review or legal or regulatory action could potentially impact negatively the acceptance of LASIK. In addition, the acceptance rate of new technologies and our ability to implement successfully new technologies on a national basis create additional risk. Except to the extent required under the federal securities laws and the rules and regulations promulgated by the Securities and Exchange Commission, we assume no obligation to update the information included in this news release, whether as a result of new information, future events or circumstances, or otherwise.

About LCA-Vision Inc./LasikPlus®
LCA-Vision Inc., a leading provider of laser vision correction services under the LasikPlus® brand, operates 62 LasikPlus® fixed-site laser vision correction centers in 29 states and 45 markets in the United States. Additional company information is available at www.lca-vision.com and www.lasikplus.com.

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For Additional Information

Company Contact:	Investor Relations Contact:
Barb Kise	Jody Cain
Investor Relations	Lippert/Heilshorn & Associates
513-792-9292	310-691-7100

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Corporate Websites: http://www.lca-vision.com • http://www.lasikplus.com
Corporate Headquarters: 7840 Montgomery Road • Cincinnati OH 45236